Exhibit 10.13

December 16, 2008

Memorandum
To:	Mr. Curtis Garner

From:	Mike Weaver

Re:	Otelco Employment Agreement and IRS Section 409A Compliance

Dear Curtis:

In order to comply with recent changes to the final Treasury Regulations issued under Internal Revenue Code Section 409A, your employment agreement must be amended by December 31, 2008. By amending the agreement as described below, any severance payments under the agreement will be exempt from the 409A deferred compensation rules. In order to avoid the application of these rules, your agreement must be amended to specifically state that any severance to be paid must be paid no later than March 15 of the year following your termination. Currently, the agreement does not specify that the amounts will be paid within a certain time period. By making this change, your agreement will comply with the rules under 409A that make it exempt from their application. I have attached a copy of your current agreement for your reference. Failure to amend the agreement by December 31, 2008, to be exempt from 409A, could result in the amounts being subject to a 20% penalty tax.

Please sign and return to me by December 31, 2008, this letter evidencing your agreement with the following amendment to your employment agreement:

Section 5(a)(iii) is amended to read as follows: “The Company shall pay to the Employee a lump sum in the amount of one-half (1/2) of his Annual Base Salary within six (6) months following termination but not later than March 14 of the calendar year following termination; and”

Otelco Inc.
/s/ Michael D. Weaver
Michael D. Weaver, President and CEO

I hereby agree to the above amendment to my employment agreement.

/s/ Curtis L. Garner	December 19, 2008
Curtis L. Garner